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                                                                     EXHIBIT 11




                           OPTICAL DATA SYSTEMS, INC.

                      COMPUTATIONS OF PER SHARE EARNINGS
                   (In thousands, except per share amounts)

                                      Three Months Ended       Nine Months Ended
                                          Sept. 30,                 Sept. 30,
                                      ------------------       -----------------
                                       1996        1995         1996       1995
                                      ------      ------       ------     ------
PRIMARY

Weighted average common shares
 outstanding                          16,284      16,096       16,240     15,997

Net effect of dilutive stock
 options and warrants based
 on the treasury stock
 method using
 average market price                    532         922          586        872
                                     -------     -------      -------    -------
Weighted average common and
 common equivalent shares
 outstanding                          16,816      17,018       16,826     16,869
                                     -------     -------      -------    -------
                                     -------     -------      -------    -------
Net income                           $ 2,976     $ 4,244      $10,107    $11,074
                                     -------     -------      -------    -------
                                     -------     -------      -------    -------
Net income per share                 $   .18     $   .25      $   .60    $   .66
                                     -------     -------      -------    -------
                                     -------     -------      -------    -------
FULLY DILUTED*

Weighted average common shares
 outstanding                          16,284      16,096       16,240     15,997

Net effect of dilutive stock
 options and warrants based
 on the treasury stock method
 using the year-end market
 price, if higher than
 average market price                    532         969          586      1,008
                                     -------     -------      -------    -------
Weighted average common and
 common equivalent shares
 outstanding                          16,816      17,065       16,826     17,005
                                     -------     -------      -------    -------
                                     -------     -------      -------    -------
Net income                           $ 2,976     $ 4,244      $10,107    $11,074
                                     -------     -------      -------    -------
                                     -------     -------      -------    -------
Net income per share                 $   .18     $   .25      $   .60    $   .65
                                     -------     -------      -------    -------
                                     -------     -------      -------    -------
-----------
* Fully diluted earnings per share is not presented in the Consolidated Statements of Income as the resulting dilution is less than 3% of primary earnings per share.


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